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                                                                      EXHIBIT 21






                            LIST OF SUBSIDIARIES OF
                        PATHNET TELECOMMUNICATIONS, INC.


                                   Jurisdiction of
                                   ---------------
  Subsidiaries of Pathnet         Incorporation or    Additional names under which
  -----------------------         ----------------    ----------------------------
 Telecommunications, Inc.           Organization        subsidiary does business
 ------------------------           ------------        ------------------------
Pathnet, Inc.                         Delaware        Pathnet Communications, Inc.
Pathnet Fiber Optics, LLC             Delaware                   None
Pathnet/Idaho Power                   Delaware                   None
License, LLC
Pathnet/Idaho Power                   Delaware                   None
Equipment, LLC